Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Announces National Expansion of its Commercial Finance Division

Burr Ridge, IL – July 2, 2021- BankFinancial NA, the national banking association subsidiary of BankFinancial Corporation (Nasdaq - BFIN) announced today the expansion of its Commercial Finance Division and the appointments of Carol Bader Apicella as Senior Vice President – Government Finance, and Lindsay Gordon as Senior Vice President - Commercial Finance.

Based in Tyson’s Corner, VA, Carol Apicella is a 30-year veteran in the Government Contractor Finance and Commercial Banking industry sector. Prior to joining BankFinancial, Carol held varying positions of responsibility in management and sales, including SVP at eCapital Commercial Finance, Triumph Bancorp, and Managing Director at Sterling Bancorp, Wells Fargo, and GE Capital Corporation.

Based in Dallas, TX, Gordon is a 30-year veteran in financial services and joins BankFinancial from Wells Fargo, where he spent over 13 years as a Senior Relationship Team Manager in the ABL/Accounts Receivables Financing Group.

“We are honored to welcome Carol Apicella and Lindsay Gordon to our team and we are excited to expand our commercial finance product lines under their leadership” said Morgan Gasior, Chief Executive Officer of the Bank. “Carol and Lindsay bring unparalleled expertise and experience in commercial and government ABL and accounts receivables factoring to BankFinancial.  Combined with our capabilities in equipment finance, healthcare finance and commercial real estate lending, as well as specialized treasury services, BankFinancial now has a comprehensive array of commercial credit, deposit, treasury and trust solutions for small and medium-size businesses and their owners.”

About BankFinancial NA

BankFinancial NA is a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, multi-family and commercial real estate loans, and treasury management business customers. BankFinancial NA is the national bank subsidiary of BankFinancial Corporation (NASDAQ: BFIN)

Media Inquiries

Gregg T. Adams

BankFinancial, NA

President - Marketing & Sales

T: 630-242-7234